CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the to the incorporation of our report on the financial statements of Environmental Turf Services, LLC dated December 28, 2016, relating to our audits of the financial statements of Environmental Turf Services, LLC for the years ended December 31, 2015 and 2014 and our reviews of the financial statements of Environmental Turf Services, LLC for the six months ended June 30, 2016 and the three months ended September 30, 2016 in the Registration Statement of XFit Brands, Inc. on Form S-8, Commission File No. 333-214891. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Accell Audit & Compliance, P.A.
December 28, 2016